Exhibit 99.1

Momentive Performance Materials Inc. Reports First Quarter 2008 Results

Wilton, Connecticut – MAY 14, 2008 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal three-month period ended March 30, 2008. Highlights include:

•	Net sales of $656.6 million compared to $608.2 million in the fiscal three-month period ended April 1, 2007, an increase of 8.0%.

•	Adjusted EBITDA of $105.9 million compared to Adjusted EBITDA of $103.4 million in the fiscal three-month period ended April 1, 2007, an increase of 2.4%.

•	Operating income of $42.1 million versus operating income of $13.1 million in the fiscal three-month period ended April 1, 2007.

•	Net loss of $48.9 million compared to net loss of $57.3 million in the fiscal three-month period ended April 1, 2007.

“We are pleased to report year-over-year growth in net sales and Adjusted EBITDA for the first quarter despite a challenging inflationary environment,” said Jonathan Rich, president & CEO. He added, “Although we face rising raw material and energy costs, we continue to work to offset inflation through productivity and other cost savings measures and focus on growing the business through specialty products.”

For more information, interested parties may participate in Momentive’s First Quarter 2008 Earnings Conference Call on Thursday, May 15, 2008 at 9:00 A.M. EDT:

U.S. Toll-Free:	800.638.5439
Outside of the U.S.:	+617.614.3945
Password:	62058731

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations on flexibility in operating our business contained in the documents governing our indebtedness; changes in prices and availability of raw materials and key intermediates; rising energy costs; and risks associated with our separation from General Electric Company. For a more detailed discussion of these and other risk factors, see our Form 10-K for the year ended December 31, 2007 and our other reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management L.P. Additional information is available at www.momentive.com.

Investor Contact:

Peter Cholakis

T +1.203.761.1927

peter.cholakis@momentive.com

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollars and percentages of net sales, for the fiscal three-month periods ended March 30, 2008 and April 1, 2007:

	Fiscal three-month periods ended
	March 30, 2008		April 1, 2007
	(dollars in millions)
Net sales	$656.6	100.0%	$608.2	100.0%
Cost of sales, excluding depreciation	433.1	66.0%	409.2	67.3%

Gross profit	223.5	34.0%	199.0	32.7%

Selling, general and administrative expenses	159.2	24.2%	160.9	26.5%
Research and development expenses	17.9	2.7%	19.4	3.2%
Restructuring and other costs	4.3	0.7%	5.6	0.9%

Operating income	42.1	6.4%	13.1	2.2%
Other income (expenses)
Interest expense, net	(67.0)	(10.2)%	(68.1)	(11.2)%
Other income (expense), net	(13.6)	(2.1)%	(5.0)	(0.8)%
Minority interests	0.1	—	—	—

Loss before income taxes	(38.4)	(5.8)%	(60.0)	(9.9)%

Income taxes	10.5	1.6%	(2.7)	(0.4)%

Net loss	$(48.9)	(7.4)%	$(57.3)	(9.4)%

Net Sales by Segment
Silicones	$589.7	89.8%	$534.8	87.9%
Quartz	66.9	10.2%	73.4	12.1%

Total	$656.6	100.0%	$608.2	100.0%

Net Sales. Net sales in the fiscal three-month period ended March 30, 2008 were $656.6 million, compared to $608.2 million for the same period in 2007, an increase of 8.0%. The increase was primarily due to an increase in volume of 1%, an increase in selling prices, and foreign currency exchange rate fluctuations of 4.5%.

Net sales for our Silicones segment in the fiscal three-month period ended March 30, 2008 were $589.7 million, compared to $534.8 million for the same period in 2007, an increase of 10.3%. The increase was primarily due to higher sales volume of 2.6%, an increase in selling prices, and foreign currency exchange rate fluctuations of 4.8%.

Net sales for our Quartz segment in the fiscal three-month period ended March 30, 2008 were $66.9 million, compared to $73.4 million for the same period in 2007, a decrease of 8.9%. The decrease was primarily due to a lower demand for semiconductor related products.

Cost of Sales, excluding depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended March 30, 2008 was $433.1 million, compared to $409.2 million for the same period in 2007, an increase of 5.8%. The increase was primarily due to inflation on raw materials, energy and labor costs, offset by inventory fair value step up costs related to purchase accounting of $23.4 million recorded in

2007. In addition, cost of sales was impacted by the sales volume noted above and changes in foreign currency exchange rates.

Gross Profit. Gross profit in the fiscal three-month period ended March 30, 2008 was $223.5 million, compared to $199.0 million for the same period in 2007, an increase of 12.3%. The increase was primarily due to growth in net sales, partially offset by the increased cost of sales.

Covenant Compliance

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes (i) require the maintenance of a net first-lien secured indebtedness to Adjusted EBITDA ratio and/or (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet certain financial tests. For example, the indenture covenants restrict our ability to incur additional indebtedness (subject to certain exceptions) unless we are able to comply, on a pro forma basis, with an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Inability to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The Company is in compliance with the covenant requirements at March 30, 2008.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments as described in the table and footnotes below, permitted in calculating covenant compliance in the indentures governing the notes and the credit agreement governing our credit facilities to test the permissibility of certain types of transactions. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

			Fiscal three-month period ended
			March 30, 2008	April 1, 2007
			(dollars in millions)
Net loss			$(48.9)	$(57.3)
Interest expense, net			67.0	68.1
Income taxes			10.5	(2.7)
Depreciation and amortization			56.0	59.9

EBITDA			$84.6	$68.0

Minority interest	(a	)	$0.1	$—
Non Cash, Purchase accounting effects	(b	)	—	23.4
Stand-alone savings – assessment	(c	)	1.8	(1.7)
Cost savings - new initiatives	(d	)	6.2	1.9
Restructuring and other costs	(e	)	4.3	5.6
Transaction and initial costs	(f	)	8.9	6.2

Adjusted EBITDA			$105.9	$103.4

(a)	Reflects the elimination of minority interests resulting from the Shenzhen joint venture.
(b)	Represents non-cash charges in cost of sales during the fiscal three-month period ended April 1, 2007 resulting from the sales of inventories revalued at fair value through purchase accounting at the date of the Acquisition.
(c)	For the fiscal three-month period ended March 30, 2008, reflects transition services provided by GE of $1.8 million. For the fiscal three-month period ended April 1, 2007 reflects additional costs required to achieve normalized stand alone functionality offset by $5.2 million of transition services provided by GE, as well as $4.1 million of stand-alone cost incurred.
(d)	Represents estimated cost savings from initiatives being implemented by management, including headcount reductions, and indirect cost savings.
(e)	Relates primarily to restructuring and non-recurring expenditures.
(f)	For the fiscal three-month periods ended March 30, 2008 and April 1, 2007, represents (i) non-cash mark-to-market revaluation of foreign currency forward contracts, and gains or losses on revaluation of our Euro denominated debt, (ii) management fee paid to Apollo, (iii) stock-based compensation and (iv) other non-recurring costs.

Business Outlook

We anticipate that the combination of raw material inflation and volume softness in key domestic markets will adversely impact our performance in the second quarter. We will continue to work towards offsetting these trends with further cost initiatives and price increases where applicable.

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